                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                                  GETTHERE INC.
                          (FORMERLY GETTHERE.COM, INC.)
------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   374266 10 4
------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)





        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


-----------------------------------
CUSIP NO. 374266 10 4                              13G
-----------------------------------

======================================================================================================
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood Associates VII, L.P.
------------------------------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                              (a)  [ ]
                                                                                              (b)  [ ]

------------------------------------------------------------------------------------------------------
3.          SEC USE ONLY


------------------------------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            -0-
      OWNED BY         -------------------------------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               -0-
        WITH           -------------------------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            -0-
                       -------------------------------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            -0-
======================================================================================================


======================================================================================================
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------------------------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
------------------------------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
------------------------------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
======================================================================================================

----------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------
CUSIP NO. 374266 10 4                              13G
-----------------------------------

======================================================================================================
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood Affiliates Fund, L.P.
------------------------------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                              (a)  [ ]
                                                                                              (b)  [ ]

------------------------------------------------------------------------------------------------------
3.          SEC USE ONLY


------------------------------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            -0-
      OWNED BY         -------------------------------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               -0-
        WITH           -------------------------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            -0-
                       -------------------------------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            -0-
======================================================================================================


======================================================================================================
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------------------------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
------------------------------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
------------------------------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
======================================================================================================

----------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------
CUSIP NO. 374266 10 4                              13G
-----------------------------------

======================================================================================================
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood VII Ventures, L.P.
------------------------------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                              (a)  [ ]
                                                                                              (b)  [ ]

------------------------------------------------------------------------------------------------------
3.          SEC USE ONLY


------------------------------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            -0-
      OWNED BY         -------------------------------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               -0-
        WITH           -------------------------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            -0-
                       -------------------------------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            -0-
======================================================================================================


======================================================================================================
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------------------------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
------------------------------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.0%
------------------------------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
======================================================================================================

----------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)      NAME OF ISSUER:

               GetThere Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4045 Campbell Avenue, Menlo Park, CA 94025


ITEM 2(a)      NAME OF PERSONS FILING:

               Brentwood Associates VII, L.P.
               Brentwood Affiliates Fund, L.P.
               Brentwood VII Ventures, L.P.

               The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 13, 2001 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)      CITIZENSHIP:

               Delaware

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e)      CUSIP NUMBER:

               374266 10 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               N/A

ITEM 4  OWNERSHIP:

               (a)    Amount Beneficially Owned:

                      Brentwood Associates VII, L.P.: -0-
                      Brentwood Affiliates Fund, L.P.: -0-
                      Brentwood VII Ventures, L.P.: -0-

               (b)    Percent of Class:

                      Brentwood Associates VII, L.P.: 0.0%
                      Brentwood Affiliates Fund, L.P.: 0.0%
                      Brentwood VII Ventures, L.P.: 0.0%

               (c)    Number of Shares as to which such person has:

                      (i)    sole power to vote or to direct the vote: N/A

                      (ii)   shared power to vote or direct the vote: N/A

                      (iii) sole power to dispose or to direct the disposition of: N/A

                      (iv) shared power to dispose or to direct the disposition of: N/A


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

               N/A

ITEM 10 CERTIFICATION:

               N/A

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:          February 13, 2001



                                            BRENTWOOD ASSOCIATES VII, L.P.,
                                            a Delaware limited partnership

                                            By:  Brentwood VII Ventures, L.P.,
                                                 a Delaware limited partnership
                                                 Its:  General Partner


                                                 By:   /s/ G. Bradford Jones
                                                      ----------------------
                                                       G. Bradford Jones
                                                       General Partner



                                            BRENTWOOD AFFILIATES FUND, L.P.,
                                            a Delaware limited partnership

                                            By:  Brentwood VII Ventures, L.P.,
                                                 a Delaware limited partnership
                                                 Its:  General Partner


                                                 By:   /s/ G. Bradford Jones
                                                      ----------------------
                                                       G. Bradford Jones
                                                       General Partner



                                            BRENTWOOD VII VENTURES, L.P.,
                                            a Delaware limited partnership

                                            By:    /s/ G. Bradford Jones
                                               ---------------------------------
                                                  G. Bradford Jones
                                                  General Partner